Exhibit 5

August 6, 2020

Consolidated Edison, Inc.

4 Irving Place

New York, NY 10003

Re: Securities Being Registered Under the Securities Act of 1933

Ladies and Gentlemen:

I am the Senior Vice President and General Counsel of Consolidated Edison, Inc. (“Con Edison”). I and other members of the Law Department of Consolidated Edison Company of New York, Inc., the principal subsidiary of Con Edison, have represented Con Edison in connection with the filing by Con Edison with the Securities and Exchange Commission of a Registration Statement on Form S-3 registering 3,000,000 common shares (the “Common Shares”) to be issued under The Consolidated Edison, Inc. Automatic Dividend Reinvestment and Cash Payment Plan (the “Plan”).

We have examined such documents as we have deemed necessary for the purpose of this opinion, including (a) the Restated Certificate of Incorporation and the By-Laws of Con Edison, (b) the minutes of meetings of the Board of Directors of Con Edison and (iii) the Plan (which is presented in its entirety under the heading “Description of the Plan” in the prospectus constituting a part of the Registration Statement). It is my opinion that the Common Shares will, when issued in accordance with the terms of the Plan, be validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. However, in giving such consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

Very truly yours,

/s/ Deneen Donnley